EXHIBIT H


                               AMEREN CORPORATION
                                        &
                         CENTRAL ILLINOIS LIGHT COMPANY


                                   ANALYSIS OF
                            THE ECONOMIC IMPACT OF A
                      DIVESTITURE OF THE GAS OPERATIONS OF
                         AMERENUE, AMERENCIPS AND CILCO


This Study was undertaken by the management and staff of Ameren Corporation on behalf of AmerenUE (UE), AmerenCIPS (CIPS) and Central Illinois Light Company (CILCO) to evaluate the costs from lost economies that would be associated with the spin-off of UE's, CIPS', and CILCO's natural gas assets and operations as a single stand-alone gas company, all of which would take place after the acquisition of CILCO by Ameren Corporation.

                               SEPTEMBER 30, 2002

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

SECTION I.        EXECUTIVE SUMMARY AND CONCLUSIONS                          1

SECTION II.       GENERAL STUDY ASSUMPTIONS                                  4

SECTION III.      NEWGAS-UE/CIPS/CILCO

                  A.    OVERVIEW                                             6
                  B.    ANALYSIS                                             7
                  C.    SCHEDULE OF EXHIBITS                                14

SECTION I. EXECUTIVE SUMMARY AND CONCLUSIONS

This Study was undertaken by the management and staff of Ameren Corporation on behalf of AmerenUE (UE), AmerenCIPS (CIPS) and Central Illinois Light Company (CILCO) to evaluate the costs from lost economies that would be associated with the spin-off of UE's, CIPS' and CILCO's natural gas assets and operations as a single stand-alone gas company, all of which would take place after the acquisition of CILCO by Ameren Corporation.

This Study demonstrates that the lost economies from divestiture would be significant, and that continued retention of the gas operations by UE, CIPS and CILCO following the merger is in the best interest of the utility ratepayers and shareholders alike. The effects on shareholders were calculated using the increased costs caused by divestiture assuming no rate relief. The effects on ratepayers or customers were calculated assuming recovery of additional costs through rate increases.

INCOME TAXES ON THE DIVESTITURE TRANSACTION
-------------------------------------------

Assuming that the natural gas assets of UE, CIPS and CILCO are combined into a single natural gas subsidiary after Ameren acquires CILCORP and that such subsidiary were subsequently spun off to the public, there would be an income tax liability of approximately $18.3 million (based on data as of December 31, 2001 and assuming that the fair market value of the assets is the same as their net book value). If the gas assets themselves were sold to another company, the income tax liability would be substantially higher.

SHAREHOLDERS
------------

The projected effects on the shareholders of the lost economies resulting from the spin-off of UE's, CIPS' and CILCO's gas businesses into NEWGAS-UE/CIPS/CILCO are shown in Table I-1:

                                   TABLE I-1*
                ANNUAL EFFECT OF LOST ECONOMIES ON SHAREHOLDERS
        ----------------------------------------------------------------
                                                  NEWGAS-UE/CIPS/CILCO
        ----------------------------------------------------------------
        Lost Economies                                   $50,192,000
        ----------------------------------------------------------------
        Lost Economies as a Percent of:
        ----------------------------------------------------------------
          Total Gas Operating Revenue                          8.35%
        ----------------------------------------------------------------
          Total Gas Operating Revenue Deductions               9.05%
        ----------------------------------------------------------------
          Gross Gas Income                                   106.89%
        ----------------------------------------------------------------
          Net Gas Income                                     176.21%
        ----------------------------------------------------------------
        In the Absence of  Rate Relief:
        ----------------------------------------------------------------
          Return on Rate Base                                 -0.38%
        ----------------------------------------------------------------
          Return on Net Plant                                 -0.40%
        ----------------------------------------------------------------
        * The effect of lost economies shown in this table does not reflect the income tax liability of $18.3 million, as previously explained.


In Table I-1, Lost Economies represents the increased costs, excluding income taxes, to operate as one stand-alone company. Total Gas Operating Revenue is the sum of all gas revenues for the 12 months ended December 31, 2001. Total Gas Operating Revenue Deductions include all purchased gas and gas withdrawn from storage, operation and maintenance expenses, depreciation and taxes other than income taxes. Gross Gas Income is the difference between Total Gas Operating Revenue and Total Gas Operating Revenue Deductions. Net Gas Income is Gross Gas Income minus Income Taxes. (See SECTION III.C. NEWGAS-UE/CIPS/CILCO Exhibit 1 for detailed information.)

GAS CUSTOMERS
-------------

The projected effect on gas customers, assuming the stand-alone organization is allowed rate increases to recover lost economies and applicable income taxes, is shown in Table I-2:

                                   TABLE I-2*
              ANNUAL EFFECT OF LOST ECONOMIES ON GAS CUSTOMERS
       ----------------------------------------------------------------
               RATE REVENUE                NEWGAS-UE/CIPS/CILCO
       ----------------------------------------------------------------
       Pre Spin-off                                    $601,294,000
       ----------------------------------------------------------------
       Post Spin-off                                   $679,566,000
       ----------------------------------------------------------------
       Dollar Increase                                  $78,272,000
       ----------------------------------------------------------------
       Percent Increase                                      13.02%
       ----------------------------------------------------------------
       * The effect of lost economies shown in this table does not reflect the income tax liability of $ 18.3 million, as previously explained.

      (See  SECTION   III.C.   NEWGAS-UE/CIPS/CILCO   Exhibit  1  for  detailed
information supporting Table I-2.)

ELECTRIC CUSTOMERS
------------------

In addition to the forgoing impacts, divesting the gas business would result in rate increases of 0.08% for UE electric customers, 1.90% for CIPS electric customers, and 5.17% for CILCO electric customers. This impact is due to each company transferring all common property and applicable O&M and depreciation expenses into the respective electric rate bases and income statements, requiring rate increases to maintain the existing rates of return.

CONCLUSIONS
-----------

The economies that UE, CIPS and CILCO will realize from combined electric and gas operations will provide significant benefits to customers and shareholders. This Study demonstrates that spinning off the three gas divisions into a separate entity would be inefficient due to lost economies, which would be passed on to gas customers, electric customers and/or to shareholders. Without increased rates, the immediate negative effect on shareholders' earnings would be substantial, making ownership of shares in NEWGAS-UE/CIPS/CILCO unattractive.

The pass-through of increased costs to customers would cause significant increases in gas rates, with no increase in the level or quality of service. The rate increases required to operate NEWGAS-UE/CIPS/CILCO would total about $78,272,000 (Table I-2). Such increases would make NEWGAS-UE/CIPS/CILCO less competitive at a time when competition in the energy industry is rapidly increasing. In addition, NEWGAS-UE/CIPS/CILCO would receive none of the benefits expected to accrue from the proposed acquisition.

It is estimated there would be no substantial benefits from the divestiture of the gas businesses for electric customers. Minimal savings could be achieved for items such as data processing costs, and minimal personnel reductions could occur in the combination gas and electric districts. These savings would be offset by additional costs such as changing meter reading routes and modifying data processing applications.

Income tax liability of $18.3 million from the sale of the spun off gas assets would substantially increase the lost economies, previously illustrated on Tables I-1 and I-2.

SECTION II. GENERAL STUDY ASSUMPTIONS

The assumptions, information and data utilized for this Study are based on the industry expertise and experience of the Ameren management and staffs. Below are the major assumptions employed for this Study:

1. ORGANIZATION: The assets and operations to be spun off would be combined to create one independent, stand-alone, publicly held, regulated company. It would have all the necessary management personnel, along with facilities, equipment, materials, supplies, etc., required to operate as a stand-alone company.

2. SYSTEM OPERATION & MAINTENANCE: The gas and electric systems would continue to be operated and administered in the existing manner to ensure safe and reliable service. In addition, current system renewal programs (i.e. cast iron main replacements) would be continued.

3. STAFFING: Staffing levels of the stand-alone gas company would be sufficient to ensure that customers receive the present level and quality of service.

4. LABOR COSTS: Labor cost estimates were based upon assessments of work assignments, using UE and CIPS wage structures. Senior management salary estimates were based on industry averages.

5. NON-LABOR COSTS: These costs were estimated based upon actual costs incurred by UE and CIPS for their gas businesses assuming the customers of NEWGAS-UE/CIPS/CILCO would receive existing levels and quality of service.

6. COST PASS-THROUGH: Full pass-through to customers of increased costs due to lost economies would be allowed in formal rate proceedings.

7.      SPECIFIC LABOR ASSUMPTIONS:

        a) Organization size and spans of control (i.e. amount of management supervision) were estimated using existing UE, CIPS and CILCO structures, adjusted to recognize the broader functional responsibilities that would exist in the new, smaller company.

        b) Pensions and benefits were estimated as a percent of direct labor cost.

        c) Employee benefits would be similar to the combined companies of UE and CIPS.

8.      CAPITAL EXPENDITURE AND COST ASSUMPTIONS:

        a) The accounting for direct and indirect capital expenditures would remain the same as that currently used in the combined utilities of UE, CIPS and CILCO.

        b) The actual capital costs for the divested company would be higher than those of UE, CIPS and CILCO. Since gas purchases are highly seasonal and market prices are volatile, the stand-alone gas company would experience great volatility in its cash positions. At the same time, the book value of the assets of NEWGAS-UE/CIPS/CILCO would be much smaller than those of the combined utility predecessors. As a result, the new company would be perceived as riskier and would be subject to higher borrowing rates. Because of the constraints of the UE, CIPS and CILCO mortgage indentures, the debt associated with the spun-off facilities would have to be refinanced at today's rates. 9. TRANSITION COST ASSUMPTIONS: Costs such as the legal, investment banking, filing and printing fees associated with the public spin-off of stock, creation of new indenture agreements, negotiation of new service contracts and costs to establish business processes would be incurred and amortized appropriately.

10. TRANSACTIONS BETWEEN COMPANIES: All transactions and transfers between NEWGAS-UE/CIPS/CILCO and UE/CIPS/CILCO, would be arms-length transactions based upon fair market values.

11.     OTHER ASSUMPTIONS:

        a) Facility costs would include separate headquarters, storerooms, and office space for employees currently using facilities shared by the electric and gas businesses.

        b) To facilitate the assessment of financial effects, it was assumed the costs for outsourcing and performing work in-house would be comparable.

        c)    Information Technology work would be outsourced.

        d) Additional equipment (i.e., vehicles, trenchers, and heavy power operated equipment) would be leased under an operating lease.

        e) External auditing costs were estimated based on an industry survey.

        f) Insurance costs were quotes based on protecting the gas utility against losses and damages to leased properties used in its operations, as well as injuries and damage claims.

        g) Regulatory commission expenses would be similar to those currently incurred in connection with formal cases before regulatory commissions involving gas operations.

        h) Potential costs for clean-up of environmental sites (coal gasification plants) would be the same whether or not the gas businesses are spun off. For this reason such costs were not considered in this Study.

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SECTION III.A. NEWGAS-UE/CIPS/CILCO OVERVIEW

Spinning off UE's, CIPS' and CILCO's gas operations into a separate stand-alone company (NEWGAS-UE/CIPS/CILCO) would result in the following:

o NEWGAS-UE/CIPS/CILCO would need to establish service functions duplicating those at UE, CIPS and CILCO, including gas management, treasury, shareholder service, financial planning, accounting, tax planning and compliance, rates, risk management, employee benefits, marketing, legal, customer service, regulatory and public affairs.

o Annual operating revenue deductions, exclusive of income taxes, for NEWGAS-UE/CIPS/CILCO would be about 9.05% ($50.2 million) greater than UE's, CIPS' and CILCO's gas operating revenue deductions. (SECTION III.C, Exhibit
   1).

o NEWGAS-UE/CIPS/CILCO's customers would experience a rate increase of about 13.02% ($78.3 million) in order to provide an 8.70% rate of return for stockholders (SECTION III.C, Exhibit 1).

o NEWGAS-UE/CIPS/CILCO would be at a competitive disadvantage because of higher operating expenses.

o There would be no substantial benefits for customers or shareholders.


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SECTION III.B. NEWGAS-UE/CIPS/CILCO ANALYSIS

The UE, CIPS and CILCO gas distribution systems serve a total of approximately 508,000 (as of December 31, 2001) customers over a 27,500 square mile area in Missouri and Illinois. There are 11,412 miles of mains and 7,097 miles of service lines in the combined systems. Natural gas revenues for 2001 were $601.3 million on total system throughputs of 100.5 billion cubic feet of gas.

Ameren and CILCO operate as tightly integrated companies with many employees supporting both gas and electric operations. Of Ameren's and CILCO's 8,300 employees (as of December 31, 2001), only 473 devote 100% of their time to gas operations. Shared operations include customer service personnel who deal with service requests for both gas and electric customers, and CIPS and CILCO meter readers who read both the electric and gas meters. Additionally, UE's, CIPS' and CILCO's gas and electric businesses also share services in the areas of treasury, financial planning, accounting, tax planning and compliance, rates, risk management, employee benefits, marketing, legal, customer service, regulatory and public affairs. The shared gas/electric responsibilities of many of UE's, CIPS' and CILCO's employees have enabled UE, CIPS and CILCO to provide quality service at low costs.

ORGANIZATION STRUCTURE AND STAFFING IMPACT
------------------------------------------

The Ameren organization, as of December 31, 2001, was used as a pattern for developing the NEWGAS-UE/CIPS/CILCO organization structure. See SECTION III.C,
Exhibit 5 for the proposed organization. Divesting the gas operations would eliminate the effective use of SHARED STAFF to the detriment of both the gas and electric operations. To operate the gas business on a stand-alone basis, 665 additional employees would be required, in addition to the 473 employees mentioned above. UE, CIPS and CILCO could expect very minimal staffing reductions in the electric business as a result of a gas divestiture. SECTION III.C, Exhibit 6 shows the proposed staffing, salaries and wages summary, while
Exhibit 2d shows that NEWGAS-UE/CIPS/CILCO would incur an estimated net labor increase, including benefits, of $15,526,000. The following comments demonstrate some of the reasons for additional staffing:

      Each customer of UE, CIPS and CILCO receives one bill for both gas and electric service and pay with one check. When treasury personnel process the checks, automated equipment posts both electric and gas payments to customers' accounts. NEWGAS-UE/CIPS/CILCO would have to hire staff to handle gas payments that are now handled at essentially no additional cost by UE, CIPS and CILCO. Spinning off the gas operations would only minimally reduce the workload on UE's, CIPS' and CILCO's cash processing personnel, since most gas customers also have electric service and would still send a check monthly.

      An automated meter reading system has replaced UE's meter readers, while CIPS' and CILCO's meter readers read gas and electric meters on the same routes. NEWGAS-UE/CIPS/CILCO would have to hire meter readers to read meters in Missouri, and hire meter readers to re-trace the same routes to read the gas meters in Illinois. Spinning off the gas operations would not significantly reduce the number of meter readers needed by CIPS and CILCO since their routes would remain essentially the same.

      Ameren and CILCO's financial and accounting personnel maintain the books of the Companies and arrange for insurance. They arrange for long-term financing and borrow short-term funds for operations. They maintain stockholder records and perform various investor services. NEWGAS-UE/CIPS/CILCO would require personnel to provide the same services. Spinning off the gas operations would not provide any measurable savings for UE, CIPS and CILCO in the finance and accounting area, since all the existing books and records of the Company would remain essentially unchanged, insurance needs would be similar, and staff time devoted to financing activities would not be significantly reduced.

      Ameren's and CILCO's Human Resources Divisions administer benefit and salary plans. NEWGAS-UE/CIPS/CILCO would need to hire personnel to perform the same duties. Spinning off the gas operations would not provide substantial savings to UE, CIPS and CILCO, because each of UE's, CIPS' and CILCO's existing benefit and salary plans, and the associated reporting requirements, would remain.

      Ameren and CILCO are staffed to provide materials, supplies, transportation equipment, etc. to operating divisions. NEWGAS-UE/CIPS/CILCO would need to hire personnel to perform the same duties for gas operations. Spinning off the gas operations would reduce the number of purchase orders handled by Ameren and CILCO, as well as the amount of material handled and storage costs. However, the quantities involved are a small percentage of the total, so few, if any, staffing reductions could be affected and no facilities could be eliminated, making the actual savings for Ameren and CILCO minimal.

      Ameren's legal staff supplemented by external counsel provides legal, regulatory and claims services for UE's and CIPS' operating divisions, while CILCO exclusively uses external counsel to perform these services. NEWGAS-UE/CIPS/CILCO would need to hire personnel to perform these duties, or pay the increased cost of additional outside counsel. Since many legal issues are not divided into gas and electric considerations, the amount of work performed by Ameren's legal departments would not decrease significantly, and there would be no staffing reductions.

INDEPENDENT ACCOUNTANT IMPACT
-----------------------------

Ameren and CILCO hire independent accountants to audit the financial statements of the companies. NEWGAS-UE/CIPS/CILCO would need to hire independent accountants to perform the same duties. Ameren and CILCO would not achieve any savings, since the existing level of work for the independent accountants would remain the about the same.

INFORMATION TECHNOLOGY IMPACT
-----------------------------

Ameren and CILCO provide extensive information technology assistance to its operating and support divisions. NEWGAS-UE/CIPS/CILCO would need to provide the same assistance to its divisions. Hardware costs are reflective of the quantity of information to be processed, so NEWGAS-UE/CIPS/CILCO's hardware and telecommunications costs would be substantially less than Ameren's and CILCO's. Software costs are generally less dependent on quantity and more dependent on function, so NEWGAS-UE/CIPS/CILCO software costs would be similar to Ameren's and CILCO's. See SECTION III. C, Exhibit 2b, which identifies a net increase in cost for information services of $23,971,000.

Divesting the gas operations would eliminate opportunities for sharing information technology resources to the detriment of both the gas and electric operations:

      NEWGAS-UE/CIPS/CILCO would be subject to the same regulatory accounting requirements as UE, CIPS and CILCO; so similar general ledger, payroll distribution, fixed asset and other accounting systems would be needed. It is estimated that the required software would be similar to Ameren's and CILCO's, and would cost about $10 million. Ameren and CILCO would retain all existing software, resulting in no software savings. Also, Ameren and CILCO would expend considerable resources changing accounting systems to reflect the divestiture of the gas business.

      Ameren and CILCO operate integrated material management, purchasing and accounts payable systems. The systems provide ordering, purchasing, tracking, receiving, paying and inventory control functions. To maintain existing levels of customer service, NEWGAS-UE/CIPS/CILCO would need a similar integrated system, which would cost about $7.5 million. Ameren and CILCO would require slightly less data storage, producing negligible savings. There would be no software savings since Ameren and CILCO would require all existing software.

      Ameren's and CILCO's customer information systems are extensively integrated with numerous other systems, providing seamless flow of information and efficient processing of customer service requests, payments and data updates. When customers call, the systems retrieve information and present it to the call-taker, requiring customers to spend less time on the line. The systems automatically handle customers' payments made by mail, electronically, at pay stations or banks, or by charitable and government organizations. It provides a multitude of services such as budget billing, installment financing payments, combined billing for electric and gas, preferred pay dates, etc. NEWGAS-UE/CIPS/CILCO would require a similar system to maintain the current level of service to customers. Scaling down might be possible for a smaller utility, making the estimated cost about $20 million.

      Both Ameren and CILCO maintain distribution job management systems that receive and track customer requests for service or work, maintain the status of jobs for customer inquiries, automatically bill the customers for work completed and provide accurate accounting and work order control. NEWGAS-UE/CIPS/CILCO would need a similar system, costing about $4 million, to maintain current levels of customer service. Ameren and CILCO would no longer process gas customers but data storage savings would be insignificant.

      Ameren and CILCO maintain sophisticated human resources, payroll, scheduling, time entry and absence tracking systems. The systems provide scheduling for time worked, vacation and other allowed time. They track absences and automatically update records and restore sick leave bank balances. The systems provide distributed entry of time worked and the associated accounting. The systems provide for the reporting of information to government, regulatory and other agencies. NEWGAS-UE/CIPS/CILCO would need a similar system estimated at $5.1 million. Processing 473 fewer employees would provide insignificant savings for Ameren and CILCO.

      Ameren's and CILCO's Information Technology personnel maintain the above systems. To maintain similar systems, it is estimated NEWGAS-UE/CIPS/CILCO would expend about $2,476,000 annually. NEWGAS-UE/CIPS/CILCO software maintenance would cost about three-fourths of Ameren's and CILCO's cost since some systems would not exist in a gas-only company. Because all of the existing systems would remain, Ameren and CILCO would achieve no maintenance savings by spinning off the gas operations.

      Ameren and CILCO maintain communications networks, telephone services, radio systems, etc. To maintain similar systems, NEWGAS-UE/CIPS/CILCO would need personnel and equipment costing about $6,744,000 annually. Ameren and CILCO would achieve minimal savings because the number of locations would remain the same, although slightly less equipment (e.g. telephones) would be needed because there would be fewer employees at some locations.

      Ameren and CILCO maintain data centers to serve all of the above systems. To operate similar systems, NEWGAS-UE/CIPS/CILCO would need a similar data center, costing about $4,255,000 annually. There would be no equipment or manpower savings for Ameren and CILCO, since all existing systems would remain.

INSURANCE COSTS
---------------

Ameren and CILCO obtain property, liability, directors and officers, workers compensation and other insurance. NEWGAS-UE/CIPS/CILCO would require similar policies, at similar costs. See SECTION III.C, Exhibit 2c, which shows an estimated increase in insurance cost of $467,000 to NEWGAS-UE/CIPS/CILCO. Since all coverages would remain in effect, Ameren and CILCO would experience no savings for insurance.

OFFICE AND CREW FACILITIES COSTS
--------------------------------

UE, CIPS and CILCO maintain combined electric and gas office and crew facilities at several locations. NEWGAS-UE/CIPS/CILCO would need facilities for office and crew personnel at each of the existing combined electric/gas locations. See
SECTION III.C, Exhibit 2e, which identifies $4.8 million in additional office and crew facilities costs. Since UE, CIPS and CILCO would still operate the electric systems, the existing office and crew facilities would still be needed at each location.

TRANSPORTATION AND MOTORIZED EQUIPMENT COSTS
--------------------------------------------

UE, CIPS and CILCO maintain transportation and motorized equipment used by both gas and electric crew and support personnel. NEWGAS-UE/CIPS/CILCO would need to obtain similar equipment for gas operations. NEWGAS-UE/CIPS/CILCO's additional transportation cost would be about $4.2 million as identified in SECTION III.C,
Exhibit 2g-1. Since vehicle needs correlate closely with personnel needs, it is estimated that the reduction in equipment to be achieved by UE and CIPS would equal the additional equipment required by NEWGAS-UE/CIPS/CILCO, except for vehicles used by meter readers at CIPS and CILCO to read both electric and gas meters. CIPS and CILCO would still need about the same number of meter reader vehicles currently used in the combination gas and electric districts.

TRANSITION COSTS
----------------

The divestiture of the gas operations of Ameren and CILCO and the creation of a stand-alone gas company would be a complex legal and financial transaction that would involve substantial transition costs. These costs would include legal and financial advising fees, and the services of independent accountants, actuaries and other consultants. Real estate services would be needed to procure facilities. Several hundred personnel would have to be hired and trained. Benefit plans would need to be established. The estimated transition costs of $11,031,000 for NEWGAS-UE/CIPS/CILCO were developed by calculating the average of such costs incurred in several other publicly reported business spin-offs. For this Study, we amortized these estimated costs over ten years. See SECTION III.C, Exhibit 2f.

COST OF CAPITAL
---------------

The effective cost of capital for the stand-alone gas business was based upon capitalization ratios of Ameren's and CILCO's capital structure as of December 31, 2001, and estimated current costs of debt and equity, which average about 8.70%. See SECTION III.C, Exhibit 4 for detailed information.

INCOME TAXES ON THE DIVESTITURE TRANSACTION
-------------------------------------------

Assuming that the natural gas assets of UE, CIPS and CILCO are combined into a single natural gas subsidiary after Ameren acquires CILCORP and that such subsidiary were subsequently spun off to the public, there would be an income tax liability of approximately $18.3 million (based on data as of December 31, 2001 and assuming that the fair market value of the assets is the same as their net book value). These costs would substantially increase the lost economies already illustrated in Section I, Tables I-1 and I-2. If the gas assets themselves were sold to another company, the income tax liability would be substantially higher.

CONCLUSION
----------

This study concludes that a separate gas distribution company would require 1,138 full-time employees, an increase of approximately 141% over the number of employees currently devoted to UE, CIPS and CILCO gas operations full-time. Based upon the assumptions set forth in SECTION II and the staffing requirements of the organizational structure, increased annual costs (excluding Federal and State income taxes) for NEWGAS-UE/CIPS/CILCO are projected to be $50,192,000.

The exhibits (SECTION III.C) that follow show the economic effects of operating UE's, CIPS' and CILCO's gas divisions as one separate entity.


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


SECTION III.C. NEWGAS-UE/CIPS/CILCO SCHEDULE OF EXHIBITS


     EXHIBIT NO.                              EXHIBIT TITLE

-----------------------   -----------------------------------------------------

          1               Income Statement, Proforma Adjustments & Revenue
                          Requirement

          1a              Consolidation of UE's, CIPS' and CILCO's Income
                          Statements

          2               Estimated Additional Operating Expenses

          2a              Estimated External Audit Fees Based on Survey Data

          2b              Estimated Information Technology Costs

          2c              Estimated Increased Cost of Insurance Coverage

          2d              Estimated Net Labor Increase, Including Benefits

     2e thru 2e-3         Estimated Operating Lease Facilities and Furniture
                          Costs

          2f              Estimated Transition Costs

    2g-1 thru 2g-3        Estimated Net Increase in Transportation & Motorized
                          Equipment Expense

          3               Consolidated Gas Rate Base Reduced for Common Plant

          3a              Consolidation of UE's, CIPS' and CILCO's Gas Rate Base

          3b Consolidation of UE's, CIPS' and CILCO's Common Plant Allocated to Gas

          4               Stand-alone Cost of Capital

          5               Organization Chart

          6               Salaries and Wages Summary

          7               Estimated Executive Salaries

          8 UE's, CIPS' and CILCO's Electric Rate Base & Rate of Return Adjusted for Common Plant

          8a              Consolidation of UE's, CIPS' and CILCO's Electric
                          Rate Bases


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


                                                  NEWGAS-UE/CIPS/CILCO EXHIBIT 1


                      NEWGAS-UE/CIPS/CILCO INCOME STATEMENT
                   PROFORMA ADJUSTMENTS & REVENUE REQUIREMENT
                            (In Thousands of Dollars)

                                       Existing
                                    UE/CIPS/CILCO
                                     Consolidated                        Proformed        Revenue
                                     Year Ending        Proforma          NEWGAS-        Requirement
                                    12/31/2001 (1)    Adjustments (2)  UE/CIPS/CILCO     Increase (3)
                                    --------------    ---------------  -------------     ------------
OPERATING REVENUE:                       $ 601,294         $ -              $ 601,294     $ 679,566

TOTAL OPERATING REVENUE DEDUCTIONS       $ 554,336         $ 50,192         $ 604,528     $ 604,528
                                         ---------                          ---------     ---------

GROSS GAS INCOME                         $  46,958                          $  (3,234)    $  75,038

FEDERAL & STATE INCOME TAXES (4)         $  18,473                          $  (1,272)    $  29,520
                                         ---------                          ---------     ---------

NET GAS INCOME                           $  28,485                          $  (1,962)    $  45,518
                                         =========                          =========     =========

RATE BASE (5)                            $ 563,057                          $ 523,194     $ 523,194
                                         =========                          =========     =========

INDICATED RATE OF RETURN                      5.06%                             -0.37%         8.70%(6)
                                         =========                          =========     =========

(1) See Exhibit 1a for consolidation detail.

(2) See Exhibit 2 for a detailed summary of proforma adjustments.

(3) An increase of $78,272,000 or 13.02% in revenue is required to achieve a rate of return of 8.70%. For the purposes of this Study, gross receipts taxes were not considered since both the resulting revenue and taxes (revenue deduction) would nullify any impact from this calculation.

(4) For 12 months ended 12/31/2001, the UE/CIPS/CILCO combined effective Federal & State Income Taxes were 39.34% of gross income. This effective tax rate was used to calculate taxes for the Proformed NEWGAS-UE/CIPS/CILCO and Revenue Requirement Increase columns.

(5) See Exhibit 3.

(6) The effective rate of return is assumed to be the weighted cost of capital per Exhibit 4.

                                                 NEWGAS-UE/CIPS/CILCO EXHIBIT 1a



          CONSOLIDATION OF UE's, CIPS', & CILCO's GAS INCOME STATEMENTS
                          FOR THE YEAR ENDED 12/31/2001
                            (IN THOUSANDS OF DOLLARS)

                                           Existing       Existing       Existing        Existing
                                            UE Gas        CIPS Gas       CILCO Gas     UE/CIPS/CILCO
                                           Company        Company         Company      Consolidated
                                          Year Ended     Year Ended     Year Ended      Year Ended
                                           12/31/01       12/31/01       12/31/01        12/31/01
                                           --------       --------       --------        --------
OPERATING REVENUE:                         $ 145,444      $ 170,151      $ 285,699      $ 601,294

TOTAL OPERATING REVENUE DEDUCTIONS         $ 131,904      $ 157,727      $ 264,705      $ 554,336
                                           ---------      ---------      ---------      ---------
GROSS GAS INCOME                           $  13,540      $  12,424      $  20,994      $  46,958

FEDERAL & STATE INCOME TAXES               $   4,666      $   5,501      $   8,306      $  18,473
                                           ---------      ---------      ---------      ---------
NET GAS INCOME                             $   8,874      $   6,923      $  12,688      $  28,485
                                           =========      ==========     =========      =========

                                                  NEWGAS-UE/CIPS/CILCO EXHIBIT 2


                              NEW GAS-UE/CIPS/CILCO
                     ESTIMATED ADDITIONAL OPERATING EXPENSES
                              PROFORMA ADJUSTMENTS
                            (In Thousands of Dollars)


                                                Exhibit
                                               Reference
                                                 Number       Amount
                                               ----------   ----------
External Auditing Costs                            2a        $    119
Information Technology (Outsourced)                2b        $ 23,971
Insurance Premiums                                 2c        $    467
Labor & Benefits                                   2d        $ 15,526
Leased Facilities/Furniture                        2e        $  4,802
Transition Costs (Amortized)                       2f        $  1,103
Transportation & Work equipment                   2g-1       $  4,204
                                                            ----------

TOTAL ADDITIONAL O & M EXPENSES                              $ 50,192
                                                            ==========

                                                 NEWGAS-UE/CIPS/CILCO EXHIBIT 2a


                   NEWGAS-UE/CIPS/CILCO EXTERNAL AUDITOR COSTS
               ESTIMATED EXTERNAL AUDIT FEES BASED ON SURVEY DATA
                               PROFORMA ADJUSTMENT


Average cost of external audit fees for companies having 500,000 plus customers - per GAIN survey     $ 230,778

Less: External Audit Fees Allocated to UE's, CIPS' and CILCO's Gas operations in 2001                 $ 111,711
                                                                                                     -----------

          NET ESTIMATED ANNUAL AUDIT FEES INCREASE FOR NEWGAS-UE/CIPS/CILCO                           $ 119,067
                                                                                                     ===========

Information Source:  Global Auditing Information Network (GAIN) Survey, a service of
  The Institute of Internal Auditors.

                                                 NEWGAS-UE/CIPS/CILCO EXHIBIT 2b



                   NEWGAS-UE/CIPS/CILCO INFORMATION TECHNOLOGY
                   ESTIMATED INFORMATION TECHNOLOGY (IT) COSTS
                               PROFORMA ADJUSTMENT
                            (IN THOUSANDS OF DOLLARS)


                                                                ONE-TIME
                                                                 CAPITAL      ANNUAL
       SOFTWARE APPLICATION COSTS:                                COST        EXPENSE
       --------------------------                               --------      -------
Financial Systems                                               $10,000       $2,000
Investor Services                                                  $450          $90
Customer Information System                                     $20,000       $4,000
Customer Telephony Integration                                   $1,000         $200
Field Order/Trouble Tracking                                     $4,000         $800
Materials Management/Procurement                                 $7,500       $1,500
Gas Meter Management                                             $2,000         $400
Gas Management Systems                                           $6,250       $1,250
HR/Payroll/Benefits                                              $5,100       $1,020
Time Reporting                                                   $1,000         $200
Gas SCADA                                                          $600         $120
Software Implementation Contingency                             $11,580       $2,316
                                                                -------      -------

  TOTAL Software Application Costs                              $69,480      $13,896
                                                                =======

ANNUAL AMORTIZED HARDWARE/OPERATIONS COSTS:

Hardware                                                                      $4,255
Systems Software                                                              $2,476
Telecommunications                                                            $6,744
                                                                             -------

  TOTAL ANNUAL SUPPORT/OPERATING COSTS                                       $27,371

Less: Estimated Annual IT Costs Allocated to UE, CIPS & CILCO                 $3,400
                                                                             -------

          NET INCREASE IN COST FOR INFORMATION TECHNOLOGY                    $23,971
                                                                             =======

                                                 NEWGAS-UE/CIPS/CILCO EXHIBIT 2c

                              NEWGAS-UE/CIPS/CILCO
                 ESTIMATED INCREASED COST OF INSURANCE COVERAGE
                               PROFORMA ADJUSTMENT


                                                                        Estimated    Net Increase to
                                           Limits                      Stand Alone       NEWGAS-
               Coverage                  (Millions)   Deductible       Premium Cost   UE/CIPS/CILCO
---------------------------------------  ----------   ----------       ------------  ---------------
Property                                 $       5    $ 500,000        $   250,000

General Liability                        $      60    $ 250,000        $   750,000

Auto Liability                           $       1    $  10,000        $   200,000

Directors & Officers Liability           $      10    $ 250,000        $   150,000

Workers Compensation                     Statutory    $ 350,000        $   150,000

Fiduciary Liability                      $       5    $   5,000        $    10,000

Crime (Fidelity)                         $       5    $   5,000        $    10,000
                                                                       -----------
     Total NEWGAS-UE/CIPS/CILCO Premium                                $ 1,520,000

Less: 2001 Insurance Cost Allocated to UE/CIPS/CILCO Gas Operations    $ 1,053,010
                                                                       -----------
     NET INCREASE IN INSURANCE COSTS FOR NEWGAS-UE/CIPS/CILCO                          $ 466,990
                                                                                       =========


Source: Premiums are based on estimated costs obtained from Ameren's Treasurer's Department, Insurance Division.

                                                 NEWGAS-UE/CIPS/CILCO EXHIBIT 2d


                              NEWGAS-UE/CIPS/CILCO
                ESTIMATED NET LABOR INCREASE, INCLUDING BENEFITS
                               PROFORMA ADJUSTMENT
                            (IN THOUSANDS OF DOLLARS)


Total Estimated NEWGAS-UE/CIPS/CILCO Salaries and Wages (Exhibit 6)        $ 67,162

   Less: Amount for Construction & Removals (24.22%) - (1)                 $ 16,267
                                                                           --------

Total Estimated NEWGAS-UE/CIPS/CILCO Salaries & Wages Charged to O & M                $ 50,895

   Less: 2001 UE/CIPS/CILCO Gas Salaries & Wages computed going to O & M              $ 40,261
                                                                                      --------

Increase in NEWGAS-UE/CIPS/CILCO Salaries & Wages Charged to O & M                               $ 10,634

Benefits (2):
  Employee Life, Hospitalization, savings plans, etc.                                 $  3,143
  Pension Plan                                                                        $    901
  FICA & Unemployment Insurance                                                       $    848
                                                                                      --------
                              Total Benefits                                                     $  4,892
                                                                                                 --------

NEWGAS-UE/CIPS/CILCO NET LABOR INCREASE, INCLUDING BENEFITS                                      $ 15,526
                                                                                                 ========

(1) The percentage of gas labor allocated to construction and removal is based on the actual amount spent by UE, CIPS and CILCO in 2001.

(2) Benefit costs were estimated based upon the cost (as a percentage of payroll) currently used by CIPS for:
   Life, Hospitalization,  savings plans, post employment benefit, etc.                 29.56%
   Pension Plan                                                                          8.47%
   FICA & Unemployment Insurance                                                         7.97%
                                                                                      --------
                                    Total                                               46.00%
                                                                                      ========

                                                 NEWGAS-UE/CIPS/CILCO EXHIBIT 2e


                              NEWGAS-UE/CIPS/CILCO
            ESTIMATED OPERATING LEASE FACILITIES AND FURNITURE COSTS
                               PROFORMA ADJUSTMENT

                                                             EST. ANNUAL
               LOCATION:                                      COST (1)
------------------------------------                         -----------
General Office (IL)                                          $ 2,057,616
Southeast District (MO)                                      $   409,036
Wentzville District (MO)                                     $    81,352
Little Dixie District (MO)                                   $   444,676
Capital District (MO)                                        $   256,183
Alton District (IL)                                          $   214,926
Eagle View Region (IL)                                       $   288,246
Four Rivers Region (IL)                                      $   328,018
Heritage Region (IL)                                         $   302,502
Nothern Prairie Region (IL)                                  $   235,096
Shawnee Region (IL)                                          $   322,388
Wabash Region (IL)                                           $   263,608
Gas Support (MO & IL)                                        $   154,800
Gas Operations North (IL)                                    $ 1,350,027
Gas Operations South (IL)                                    $   690,921
Tuscola Operations (IL)                                      $   181,720
Lincoln Operations (IL)                                      $   130,312
Office Furniture for all areas                               $   513,877
                                                             -----------

NEWGAS-UE/CIPS/CILCO TOTAL                                                     $ 8,225,304

Less: UE/CIPS/CILCO Amount allocated Gas Operations in 2001                    $ 3,423,690
                                                                               -----------

NET INCREASE IN EXPENSE                                                        $ 4,801,614
                                                                               ===========

(1) Refer to Exhibits 2e-1 through 2e-3 for detail information.

                                               NEWGAS-UE/CIPS/CILCO EXHIBIT 2e-1


                              NEWGAS-UE/CIPS/CILCO
            ESTIMATED OPERATING LEASE FACILITIES AND FURNITURE COSTS
                               PROFORMA ADJUSTMENT

                              -----------------------------------------------------
                                            Office Space Calculation
                              -----------------------------------------------------
                              Management   Office Space                               ----------   ------------
                               & Staff       Needs in     Cost Per        Total         Works      Total Leased
                               Employee    Square Feet   Square Foot   Office Space     Hqtrs.      Facilities
                                Count          (1)           (2)           Cost          (3)           Cost
                              -----------------------------------------------------   ----------   ------------
GENERAL OFFICE:
  Springfield, Illinois          433         171,468       $ 12.00     $ 2,057,616         -       $ 2,057,616
                                                                                                   ===========

SOUTHEAST DISTRICT (MO):
  Cape Girardeau                  18           7,128       $  9.00     $    64,152     $152,556
  Chaffee                          0               -                   $      -        $ 19,886
  Dexter                           0               -                   $      -        $152,556
  Hayti                            0               -                   $      -        $ 19,886
                                                                       -----------     --------
                  TOTAL                                                                            $   409,036
                                                                                                   ============

WENTZVILLE DISTRICT (MO):
  Louisiana                       15           5,940       $  7.00     $    41,580     $ 19,886
  Troy                             0               -                   $      -        $ 19,886
                                                                       -----------     --------
                  TOTAL                                                                            $    81,352
                                                                                                   ===========

LITTLE DIXIE DISTRICT (MO):
  Boonville                        0               -                   $      -        $ 19,886
  Centralia                        0               -                   $      -        $ 19,886
  Columbia                        21           8,316       $ 12.00     $    99,792     $    -
  Mexico                           0               -                   $      -        $152,556
  Moberly                          0               -                   $      -        $152,556
                                                                       -----------     --------
                  TOTAL                                                                            $   444,676
                                                                                                   ===========

CAPITAL DISTRICT (MO):
  Jefferson City                  15           5,940       $ 10.75     $    63,855     $152,556
  Eldon                            0               -                   $      -        $ 19,886
  Versailles                       0               -                   $      -        $ 19,886
                                                                       -----------     --------
                  TOTAL                                                                            $   256,183
                                                                                                   ===========

ILLINOIS DISTRICT:
  Alton                           15           5,940       $ 10.50     $    62,370    $ 152,556    $   214,926
                                                                                                   ===========

EAGLE VIEW REGION (IL):
  Jerseyville                      0               -       $   -       $      -       $  19,886
  Pittsfield                       0               -       $   -       $      -       $  19,886
  Quincy                          16           6,336       $ 12.00     $    76,032    $ 152,556
  Virden                           0               -       $   -       $      -       $  19,886
                                                                       -----------    ---------
                  TOTAL                                                                            $   288,246
                                                                                                   ============

(1) This square footage requirement is based on the number of office staff to be housed and density estimates of 396 square feet per employee obtained from Ameren's Building Service Department.

(2) These cost estimates are based on cost quotes/estimates obtained from Ameren's Real Estate Department.

(3) These costs were determined by estimating the leased cost of required buildings, based on actual costs of buildings recently constructed, and then amortizing these costs over 10 years to arrive at the estimated lease expense. Facilities include space for applicable construction and service supervision, staff, materials & supplies, vehicles, and equipment.

                                               NEWGAS-UE/CIPS/CILCO EXHIBIT 2e-2


                              NEWGAS-UE/CIPS/CILCO
            ESTIMATED OPERATING LEASE FACILITIES AND FURNITURE COSTS
                               PROFORMA ADJUSTMENT

                              -----------------------------------------------------
                                            Office Space Calculation
                              -----------------------------------------------------
                              Management   Office Space                               ----------   ------------
                               & Staff       Needs in     Cost Per        Total         Works      Total Leased
                               Employee    Square Feet   Square Foot   Office Space     Hqtrs.      Facilities
                                Count          (1)           (2)           Cost          (3)           Cost
                              -----------------------------------------------------   ----------   ------------
FOUR RIVERS REGION (IL):
  Beardstown                     16          6,336        $ 12.00        $ 76,032     $152,556
  Canton                          0            -          $  -           $   -        $ 19,886
  Carthage                        0            -          $  -           $   -        $ 19,886
  Havana                          0            -          $  -           $   -        $ 19,886
  Macomb                          0            -          $  -           $   -        $ 19,886
  Pertersburg                     0            -          $  -           $   -        $ 19,886
             TOTAL                                                                                $ 328,018
                                                                                                  =========

HERITAGE (IL):
  Mattoon                        19          7,524        $ 12.00        $ 90,288     $152,556
  North Pana                      0            -          $  -           $   -        $ 19,886
  Paris                           0                                                   $ 19,886
  Tuscola                         0            -          $  -           $   -        $ 19,886
             TOTAL                                                                                $ 302,502
                                                                                                  =========

NORTHERN PRAIRIE REGION (IL):
  Gilman                          0            -          $  -           $   -        $ 19,886
  Paxton                          9          3,564        $ 12.00        $ 42,768     $152,556
  Watseka                         0            -          $  -           $   -        $ 19,886
             TOTAL                                                                                $ 235,096
                                                                                                  =========
SHAWNEE REGION (IL):
  Anna                            0            -          $  -           $   -        $ 19,886
  Benton                          0            -          $  -           $   -        $ 19,886
  Carbondale                      0            -          $  -           $   -        $ 19,886
  Harrisburg                      0            -          $  -           $   -        $ 19,886
  Marion                         19          7,524        $ 12.00        $ 90,288     $152,556
             TOTAL                                                                                $ 322,388
                                                                                                  =========

WABASH REGION (IL):
  Effingham                      15          5,940        $ 12.00        $ 71,280     $152,556
  Olney                           0            -          $  -           $   -        $ 19,886
  Robinson                        0            -          $  -           $   -        $ 19,886
             TOTAL                                                                                $ 263,608
                                                                                                  =========

GAS SUPPORT :
  Springfield Meter Shop          0            -          $  -           $   -          86,400
  Mexico Meter Shop               0            -          $  -           $   -          68,400
             TOTAL                                                                                $ 154,800
                                                                                                  =========

(1) This square footage requirement is based on the number of office staff to be housed and density estimates of 396 square feet per employee obtained from Ameren's Building Service Department.

(2) These cost estimates are based on cost quotes/estimates obtained from Ameren's Real Estate Department.

(3) These costs were determined by estimating the leased cost of required buildings, based on actual costs of buildings recently constructed, and then amortizing these costs over 10 years to arrive at the estimated lease expense. Facilities include space for applicable construction and service supervision, staff, materials & supplies, vehicles, and equipment.

                                               NEWGAS-UE/CIPS/CILCO EXHIBIT 2e-3

                              NEWGAS-UE/CIPS/CILCO
            ESTIMATED OPERATING LEASE FACILITIES AND FURNITURE COSTS
                               PROFORMA ADJUSTMENT


                                    Number of       Cost Per
CILCO:                              Customers      Customer(1)     Total Leased Facilities Cost
                                    ---------      -----------     ----------------------------
GAS OPERATIONS NORTH (IL):
  Peoria                              71,215         $ 11.02         $ 784,789
  Pekin                               19,289         $ 11.02         $ 212,565
  Eastern                             16,479         $ 11.02         $ 181,599
  Western                              5,952         $ 11.02         $  65,591
  Lacon                                9,572         $ 11.02         $ 105,483
     TOTAL                                                                        $ 1,350,027
                                                                                  ===========

GAS OPERATIONS SOUTH (IL):
  Springfield                         62,697         $ 11.02                      $   690,921
                                                                                  ===========

TUSCOLA OPERATIONS (IL):
  Tuscola                             16,490         $ 11.02                      $   181,720
                                                                                  ===========

LINCOLN OPERATIONS (IL):
  Lincoln                             11,825         $ 11.02                      $   130,312
                                                                                  ===========


ESTIMATED OFFICE FURNITURE OPERATING LEASE EXPENSE FOR
ALL UE/CIPS/CILCO AREAS (2):                                                      $   513,877
                                                                                  ===========

(1) CILCO office space & Wrks. Hqtrs. costs are based on the average cost per customer extimated for the UE/CIPS operating areas.

(2) The office furniture operating lease expense is based on an estimated $5,500 cost of furniture per employee multiplied by 678 management & office staff employees at an annual interest rate of 6.3% over 10 years.

                                                 NEWGAS-UE/CIPS/CILCO EXHIBIT 2f


                 NEWGAS-UE/CIPS/CILCO ESTIMATED TRANSITION COSTS
                               PROFORMA ADJUSTMENT


Transition costs required to establish a new corporation would include the following:

                               Legal fees
                               Financial advisory fees

                               Consulting services of
                               independent accountants,
                               actuaries and others Real estate
                               services for acquisitions Hiring
                               and training costs to staff
                               newly created positions Benefit
                               plans established Data
                               Conversion

Transition costs for NEWGAS-UE/CIPS/CILCO were estimated based upon an average of the following published transition costs for other corporate spin-offs:

                                                                                TRANSITION
       ORIGINAL CORPORATION                   SPIN-OFF COMPANY                  COSTS(000)
       --------------------                   ----------------                  ----------
Baxter International                            Caremark                        $  13,300
Adolph Coors                                    ACX Technologies                $   7,200
Dial Corporation                                GFC Financial                   $  13,000
Union Carbide                                   Praxair                         $  11,000
Ryder                                           Avial                           $   9,000
Price Costco                                    Price Enterprises               $  15,250
Humana                                          Galen                           $  15,000
Honeywell                                       Aliant                          $   4,500

                                                                                ---------
          Average Transition Costs of the Above Companies                       $  11,031
                                                                                ---------

 ANNUAL AMORTIZATION OF TRANSITION COSTS FOR NEWGAS-UE/CIPS/CILCO (10%)         $   1,103
                                                                                =========


Source:  Transition costs reported in SEC Form 10-K filings.

                                              NEWGAS-US/CIPS/CILCO EXHIBIT 2G-1




                              NEWGAS-UE/CIPS/CILCO
                   ESTIMATED NET INCREASE IN TRANSPORTATION &
                           MOTORIZED EQUIPMENT EXPENSE
                               PROFORMA ADJUSTMENT

                                                 EST. ANNUAL
                                                    COST
     LOCATION:                                    (1) & (2)
-----------------------------                    -----------
General Office (IL)                              $   182,880
Southeast District (MO)                          $   335,328
Wentzville District (MO)                         $   275,196
Little Dixie District (MO)                       $   935,940
Capital District (MO)                            $   355,500
Illinois District (IL)                           $   297,576
Eagle View Region (IL)                           $   416,244
Four Rivers Region (IL)                          $   549,336
Heritage Region (IL)                             $   626,388
Nothern Prairie Region (IL)                      $    69,192
Shawnee Region (IL)                              $   559,464
Wabash Region (IL)                               $   269,580
Gas Operations North (IL)                        $ 1,918,460
Gas Operations South (IL)                        $   981,835
Tuscola Operations (IL)                          $   258,233
Lincoln Operations (IL)                          $   185,180
                                                 -----------

WGAS-UE/CIPS/CILCO TOTAL                                             $8,216,332

Less: UE/CIPS/CILCO Amount allocated Gas Operations in 2001          $4,012,143
                                                                     ==========

NET INCREASE IN EXPENSE                                              $4,204,189
                                                                     ==========

(1) See Exhibits 2g-2 & 2g-3 for detail information.
    Projected costs For UE/CIPS based on management's assessment of transportation & equipment needs.

(2) CILCO transportation & equipment costs based on UE/CIPS transportation costs per customer.

                                             NEWGAS-USE/CIPS/CILCO EXHIBIT 2G-2



                                                   NEWGAS-UE/CIPS/CILCO
                          ESTIMATED NET INCREASE IN TRANSPORTATION & MOTORIZED EQUIPMENT EXPENSE
                                                    PROFORMA ADJUSTMENT

                                              General Office(GO)\Pool        Southeast District        Wentzville District
                                              ------------------------      --------------------      --------------------
                                  Rate Per                 Est. Annual               Est. Annual               Est. Annual
         Description               Month         Number        Cost         Number       Cost         Number       Cost
----------------------------      --------       ------    -----------      ------   -----------      ------   -----------

GO\Pool Vehicles - Standard         $ 911          10        $ 109,320
GO\Pool Vehicles - Compact          $ 613          10        $  73,560
Manager                             $ 911                                     1        $ 10,932         1        $ 10,932
Operations Superintendent           $ 613                                     1        $  7,356         1        $  7,356
Construction Supervisor             $ 613                                     3        $ 22,068         2        $ 14,712
Supervising Engineer                $ 613                                     1        $  7,356         1        $  7,356
Engineer                            $ 613                                     1        $  7,356         2        $ 14,712
Engineer Assistant                  $ 613                                     0        $    -           0        $    -
Customer Service Supervisor         $ 613                                     1        $  7,356         1        $  7,356
Meter Reader                        $ 497                                     4        $ 23,856         2        $ 11,928
Customer Service Advisor            $ 613                                     0        $    -           1        $  7,356
Customer Service Consultant         $ 613                                     2        $ 14,712         2        $ 14,712
Corrosion Technician                $ 497                                     1        $  5,964
Other transportation &
  Motorized Equipment

  Not Indicated Above                                        $    -                    $228,372                  $178,776
                                                             ---------                 --------                  --------
            TOTAL                                            $ 182,880                 $335,328                  $275,196
                                                             =========                 ========                  ========

                                                 Little Dixie District        Capital District          Illinois District
                                                 ---------------------      --------------------      --------------------
                                  Rate Per                 Est. Annual               Est. Annual               Est. Annual
         Description               Month         Number        Cost         Number       Cost         Number       Cost
----------------------------      --------       ------    -----------      ------   -----------      ------   -----------
Manager                             $ 911          1         $  10,932         1       $ 10,932         1        $ 10,932
Operations Superintendent           $ 613          1         $   7,356         1       $  7,356         1        $  7,356
Construction Supervisor             $ 613          5         $  36,780         2       $ 14,712         2        $ 14,712
Supervising Engineer                $ 613          1         $   7,356         1       $  7,356         1        $  7,356
Engineer                            $ 613          0         $    -            0       $   -            1        $  7,356
Customer Service Consultant         $ 613          3         $  22,068         2       $ 14,712         2        $ 14,712
Customer Service Supervisor         $ 613          1         $   7,356         1       $  7,356         1        $  7,356
Meter Reader                        $ 497          10        $  59,640         4       $ 23,856         3        $ 17,892
Customer Service Advisor            $ 613          2         $  14,712         2       $ 14,712         1        $  7,356
District Meter Tester               $ 613                                      1       $  7,356         2        $ 14,712
Other transportation &
  Motorized Equipment

  Not Indicated Above                                        $ 769,740                 $247,152                  $187,836
                                                             ---------                 --------                  --------

            TOTAL                                            $ 935,940                 $355,500                  $297,576
                                                             =========                 ========                  ========

                                              NEWGAS-UE/CIPS/CILCO EXHIBIT 2G-3




                                                       NEWGAS-UE/CIPS/CILCO
                               ESTIMATED NET INCREASE IN TRANSPORTATION & MOTORIZED EQUIPMENT EXPENSE
                                                        PROFORMA ADJUSTMENT

                                                    Heritage Region            Shawnee Region        Northern Prairie Region
                                                 ---------------------      --------------------     -----------------------
                                  Rate Per                 Est. Annual               Est. Annual               Est. Annual
         Description               Month         Number        Cost         Number       Cost         Number      Cost
----------------------------      --------       ------    -----------      ------   -----------      ------   -----------

Manager                             $ 566           1        $   6,792         1       $  6,792          1       $  6,792
Regional Operations Coordinator     $ 566           1        $   6,792         1       $  6,792          1       $  6,792
Supervising Engineer                $ 406           0        $    -            0       $   -             0       $   -
Gas Engineer                        $ 406           2        $   9,744         1       $  4,872          0       $   -
Engineer Assistant                  $ 406           0        $    -            0       $   -             0       $   -
Customer Service Supervisor         $ 406           0        $    -            1       $  4,872          0       $   -
Meter Reader (included in other)    $ 427           0        $    -            0       $   -             0       $   -
Energy Services Specialist - ESS    $ 406           3        $  14,616         1       $  4,872          1       $  4,872
Service Delivery Supervisor - Gas   $ 406           1        $   4,872         3       $ 14,616
Other transportation &
  Motorized Equipment

  Not Indicated Above                                        $ 583,572                 $516,648                  $ 50,736
                                                             ---------                 --------                  --------
            TOTAL                                            $ 626,388                 $559,464                  $ 69,192
                                                             =========                 ========                  ========

                                                   Eagle View Region         Four Rivers Region           Wabash Region
                                                 ---------------------      --------------------      --------------------
                                  Rate Per                 Est. Annual               Est. Annual               Est. Annual
         Description               Month         Number        Cost         Number      Cost          Number      Cost
----------------------------      --------       ------    -----------      ------   -----------      ------   -----------
Manager                             $ 566          1         $   6,792         1       $  6,792         1        $  6,792
Service Delivery Supervisor         $ 406          3         $  14,616         3       $ 14,616         1        $  4,872
Region Coordinating Supervisor      $ 566          1         $   6,792         0       $   -            1        $  6,792
Coordinator of Gas Engineering      $ 406          0         $    -            1       $  4,872         0        $   -
Gas Engineer                        $ 406          0         $    -            1       $  4,872         0        $   -
Customer Service Supervisor         $ 406          0         $    -            0       $   -            0        $   -
Meter Reader (included in other)    $ 427          0         $    -            0       $   -            0        $   -
Customer Service Advisor            $ 406          0         $    -            0       $   -            0        $   -
Energy Services Specialist          $ 406          2         $   9,744         2       $  9,744         2        $  9,744
Other transportation &
  Motorized Equipment

  Not Indicated Above                                        $ 378,300                 $508,440                  $241,380
                                                             ---------                 --------                  --------
            TOTAL                                            $ 416,244                 $549,336                  $269,580
                                                             =========                 ========                  ========

                                 CUSTOMER COUNT             COST PER                  TRANSPORTATION
CILCO OPERATIONS:                AS OF AUGUST 2002        CUSTOMER (1)                     COST
                                 -----------------        ------------                --------------

Gas Operations North (IL) -               122,507            $ 15.66                  $ 1,918,460

Gas Operations South (IL) -                 62,697           $ 15.66                    $ 981,835

Tuscola Operations (IL) -                   16,490           $ 15.66                    $ 258,233

Lincoln Operations (IL) -                   11,825           $ 15.66                    $ 185,180

(1) CILCO transportation & equipment costs based on UE/CIPS projected transportation & equipment costs per customer.

                                                  NEWGAS-UE/CIPS/CILCO EXHIBIT 3


                 NEWGAS-UE/CIPS/CILCO CONSOLIDATED GAS RATE BASE
                            REDUCED FOR COMMON PLANT
                            (IN THOUSANDS OF DOLLARS)


                                                                        Reduction for              NEWGAS-
                                                 Year Ending                 Common              UE/CIPS/CILCO
                                                 12/31/01               Gas Plant (1)           Net of Common
                                                (Exhibit 3a)             (Exhibit 3b)         Plant 12/31/2001
                                               -------------            -------------         ----------------

Gas Plant In Service                           $   1,013,815            $    (53,255)         $       960,560

Reserve For Depreciation                       $     488,907            $    (13,392)         $       475,515
                                               -------------            -------------         ---------------
Net Plant                                      $     524,908            $    (39,863)         $       485,045

Fuel, Materials & Supplies                     $      88,512                                  $        88,512

Prepayments                                    $       4,287                                  $         4,287

Customer Advances                              $      (4,344)                                 $        (4,344)

Accumulated Deferred Income Taxes              $     (50,306)                                 $       (50,306)
                                               -------------            -------------         ---------------
           TOTAL RATE BASE                     $     563,057            $    (39,863)         $       523,194
                                               =============            ============          ===============


(1) Mainly buildings, equipment, and intangible software costs benefiting both the electric and gas departments. Under a divestiture, all common property would go with the electric company.



                                                 NEWGAS-UE/CIPS/CILCO EXHIBIT 3a


              CONSOLIDATION OF UE'S, CIPS' & CILCO'S GAS RATE BASES
                            FOR YEAR ENDED 12/31/2001
                            (IN THOUSANDS OF DOLLARS)

                                           Existing       Existing        Existing          Existing
                                            UE Gas        CIPS Gas       CILCO Gas        UE/CIPS/CILCO
                                            Company        Company        Company         Consolidated
                                          Year Ended     Year Ended      Year Ended        Year Ended
                                           12/31/01       12/31/01        12/31/01          12/31/01
                                          ----------     ----------      ----------       -------------
Gas Plant In Service                      $  258,826     $  293,108      $  461,881        $ 1,013,815

Reserve For Depreciation                  $   85,577     $  134,845      $  268,485        $   488,907
                                          ----------     ----------      ----------        -----------
Net Plant                                 $  173,249     $  158,263      $  193,396        $   524,908

Fuel, Materials & Supplies                $   25,506     $   34,454      $   28,552        $    88,512

Prepayments                               $      210     $      256      $    3,821        $     4,287

Customer Advances                         $   (1,632)    $     (716)     $   (1,996)       $    (4,344)

Accumulated Deferred Income Taxes         $  (18,321)    $  (21,401)     $  (10,584)       $   (50,306)
                                          ----------     ----------      ----------        -----------
          TOTAL RATE BASE                 $  179,012     $  170,856      $  213,189        $   563,057
                                          ==========     ==========      ==========        ===========


                                                 NEWGAS-UE/CIPS/CILCO EXHIBIT 3b


               CONSOLIDATION OF UE'S, CIPS' & CILCO'S COMMON PLANT
                   ALLOCATED TO GAS FOR YEAR ENDED 12/31/2001

                                    UE              CIPS             CILCO          UE, CIPS & CILCO
                               Common Plant     Common Plant      Common Plant        Common Plant
                               Allocated to     Allocated to      Allocated to        Allocated to
                              Gas Plant (1)     Gas Plant (1)    Gas Plant (1)        Gas Plant (1)
                              -------------     -------------    -------------      ----------------
Gas Plant In Service          $   6,328,663     $ 13,293,015     $  33,633,218      $   53,254,896

Reserve For Depreciation      $   1,839,794     $  6,165,989     $   5,386,052      $   13,391,835
                              -------------     -------------   --------------      ----------------

Net Plant                     $   4,488,869     $  7,127,026     $  28,247,166      $   39,863,061
                              =============     ============     =============      ================


(1) Mainly buildings, equipment, and intangible software costs benefiting both the electric and gas departments. Under a divestiture, all common property would go with the electric company.



                                                  NEWGAS-UE/CIPS/CILCO EXHIBIT 4


                              NEWGAS-UE/CIPS/CILCO
                           STAND-ALONE COST OF CAPITAL


                                                        UE/CIPS                                               CILCO
                                 ----------------------------------------------------   --------------------------------------------
                                                         % of                                               % of
                                 Capitalization      UE/CIPS/CILCO        Weighted      Capitalization  UE/CIPS/CILCO     Weighted
Type of Capital                      Ratios          Gas Rate Base         Ratios          Ratios       Gas Rate Base      Ratios
------------------------------   ---------------   ------------------   -------------   -------------  ----------------- -----------
Long-Term Debt                       44.17%             64.65%             28.56%          38.44%           35.35%         13.59%

Preferred Stock                       3.66%             64.65%              2.37%           6.44%           35.35%          2.28%

Common Equity                        52.17%             64.65%             33.73%          55.12%           35.35%         19.48%


WEIGHTED COST OF CAPITAL


TABLE CONTINUED


                                                         UE/CIPS/CILCO
                                   ---------------------------------------------
                                      Weighted
                                   Capitalization        Cost         Weighted
Type of Capital                        Ratios         Component         Cost
------------------------------     ---------------   -------------   -----------
Long-Term Debt                           42.15%           6.30%         2.66%

Preferred Stock                           4.65%           6.30%         0.29%

Common Equity                            53.21%          10.80%         5.75%
                                                                     -----------
WEIGHTED COST OF CAPITAL                                                8.70%
                                                                     ===========

Note: Capitalization ratios are based on the total Ameren (UE/CIPS) and CILCO capital structures as of 12/31/2001.

       Ameren's Corporate Finance Department places the cost of capital for a gas distribution business as follows:
       1)  Common Equity:  10.8%
       2) Long-Term Debt: 6.30% (assumes mid to weak "A" credit rating, senior unsecured, 10 year No-call life)
       3) Preferred Stock: 6.30% (with little/no issuance in years, used debt cost as a proxy)

                                                  NEWGAS-UE/CIPS/CILCO EXHIBIT 5


                                 NEWGAS-UE/CIPS/CILCO
                                  ORGANIZATION CHART

President & CEO
                  Vice President - Energy Delivery - Customer Service
                                  Manager - Customer Service Support
                                  Manager - Gas Marketing
                  Vice President - Energy Delivery - Distribution
                                  Service Manager - Capital District Manager -
                                  Illinois District Manager - Little Dixie
                                  District Manager - Southeast District Manager
                                  - Wentzville District Manager - Eagle View
                                  Region Manager - Four Rivers Region Manager - Heritage Region Manager - Northern Prairie Region Manager - Shawnee Region Manager - Wabash Region Manager - Peoria Region Manager-Springfield Region
                  Vice President - Corporate Services Division
                                  Manager - Corporate Communications Manager -
                                  Corporate Planning Manager - Fleet Services
                                  Manager - Purchasing Manager - Real Estate &
                                  Facilities Manager - Stores
                  Vice President - General Counsel & Secretary
                                  Managing Associate General Counsel - Claims & Legal Managing Associate General Counsel - Secretary's Manager - Security
                  Vice President - Controller
                                  Manager - Accounting
                                  Manager - Internal Audit
                                  Manager - Tax
                  Vice President - Treasurer
                                  Manager - Investor Relations
                                  Manager - Treasury Operations
                  Vice President - Human Resources
                                  Manager - Communication & Training Services
                                  Manager - Employee Benefits
                                  Manager - Employee Compensation
                                  Manager - Industrial Relations
                  Vice President - Gas Supply & Operations Support
                                  Manager - Gas Control
                                  Manager - Gas Supply
                                  Manager - Meter Testing
                                  Manager - Technical Support

                                                  NEWGAS-UE/CIPS/CILCO EXHIBIT 6


                             NEW GAS - UE/CIPS/CILCO
              SALARIES AND WAGES SUMMARY (In Thousands of Dollars)

                                                                                                              TOTALS
                                                                                                  -------------------------------
                                                         EMPLOYEES        SALARIES/WAGES          EMPLOYEES        SALARIES/WAGES
                                                         ---------        --------------          -------------------------------

EXECUTIVE STAFF & SECRETARIAL SUPPORT                                                                 22               $2,294

CUSTOMER SERVICE DIVISION:
  Customer Service Support                                    78              $3,475
  Gas Marketing                                                5                $352
     CUSTOMER SERVICE DIVISION TOTAL                                                                  83               $3,827

ENERGY DELIVERY DIVISION:
  Southeast District                                          39              $2,164
  Illinois District                                           32              $1,945
  Wentzville District                                         30              $1,874
  Little Dixie District                                       81              $4,484
  Capital District                                            39              $2,276
  Northern Prairie                                            14                $828
  Heritage                                                    52              $3,251
  Wabash                                                      32              $1,824
  Shawnee                                                     60              $3,062
  Four Rivers                                                 49              $2,918
  Eagle View                                                  41              $2,341
  CILCO - Peoria                                              42              $7,589
  CILCO - Springfield                                         62              $3,258
  CILCO - Tuscola                                             17                $884
  CILCO - Lincoln                                             15                $786
                                                         ---------        --------------
     ENERGY DELIVERY DIVISION TOTAL                                                                  705              $39,484

CORPORATE SERVICES DIVISION:
  Purchasing                                                  11                $567
  Stores                                                       9                $682
  Fleet Services                                              10                $750
  Real Estate & Facilities                                    10                $607
  Corporate Communications                                     9                $795
  Corporate Planning                                          20              $1,570
                                                         ---------        --------------
     CORPORATE SERVICES DIVISION TOTAL                                                                69               $4,971

GENERAL COUNSEL DIVISION:
  Claims & Legal                                              10                $700
  Secretary's                                                  7                $474
  Security                                                     7                $307
                                                         ---------        --------------
     GENERAL COUNSEL DIVISION TOTAL                                                                   24               $1,481

CONTROLLER DIVISION:
  Accounting                                                  22              $1,483
  Internal Audit                                               8                $436
  Tax                                                         14                $913
                                                         ---------        --------------
     CONTROLLER DIVISION TOTAL                                                                        44               $2,832

SECRETARY/TREASURER DIVISION:
  Investor Relations                                           4                $271
  Treasury Operations                                         21              $1,037
  Insurance                                                    3                $178
                                                         ---------        --------------
     SECRETARY/TREASURER DIVISION TOTAL                                                               28               $1,486

HUMAN RESOURCES DIVISION:
  Employee Benefits                                           12                $795
  Communication & Training Services                            9                $650
  Employee Compensation                                       15                $531
  Industrial Relations                                         8                $412
                                                         ---------        --------------
     HUMAN RESOURCES DIVISION TOTAL                                                                   44               $2,388

GAS SUPPLY & OPERATIONS SUPPORT:
  Gas Supply                                                  17              $1,520
  Gas Technical Support                                       66              $4,363
  Gas Control                                                 14              $1,193
  Meter Test                                                  22              $1,323
                                                         ---------        --------------
    GAS SUPPLY & OPERATIONS SPPT TOTAL                                                               119               $8,399
                                                                                                 -------            ---------
                      GRAND TOTAL                                                                  1,138              $67,162
                                                                                                 =======            =========


                                                  NEWGAS-UE/CIPS/CILCO EXHIBIT 7


                NEWGAS-UE/CIPS/CILCO ESTIMATED EXECUTIVE SALARIES


Ameren's Human Resources Compensation Department performed an analysis of companies with revenues around $600 million to establish a reasonable range for the NEWGAS-UE/CIPS/CILCO executive salary levels. For existing positions that would become part of the spun-off company, existing UE/CIPS salary ranges were used.

                                                             NEWGAS-UE/CIPS/
           POSITION             SURVEY DATA RANGE          CILCO SALARY LEVELS
           --------             -----------------          -------------------
           President            $243,000-$365,000                 $300,000
     Vice President Level        $90,500-$207,000            $140,000-$170,000

                                                 NEWGAS-UE/CIPS/CILCO EXHIBIT 8



                UE/CIPS/CILCO ELECTRIC RATE BASE & RATE OF RETURN
                            ADJUSTED FOR COMMON PLANT
                         TWELVE MONTHS ENDED 12/31/2001
                            (In Thousands of Dollars)

                                            Existing
                                          UE/CIPS/CILCO        Adjustment
                                             Electric           For Common      UE/CIPS/CILCO
                                          Consolidated      Plant (1) & (2)       Electric
                                          (Exhibit 8a)        (Exhibit 3b)       As Adjusted
                                          -------------     ---------------    ----------------

Electric Plant In Service                  $ 11,650,936          $ 53,255        $ 11,704,191

Reserve For Depreciation                   $  5,238,086          $ 13,392        $  5,251,478
                                           ------------          --------        ------------

Net Plant                                  $  6,412,850          $ 39,863        $  6,452,713

Fuel and Materials & Supplies              $    214,802                          $    214,802

Prepayments                                $     21,921                          $     21,921

Customer Advances                          $    (15,589)                         $    (15,589)

Accumulated Deferred Income Taxes          $ (1,219,568)                         $ (1,219,568)
                                           ------------          --------        ------------

               TOTAL RATE BASE             $  5,414,416          $ 39,863        $  5,454,279
                                           ============          ========        ============

NET OPERATING INCOME                       $    468,382          $ (2,054)       $    466,328
                                           ============          ========        ============

RETURN ON RATE BASE                                8.65%                                 8.55%
                                           ============                          ============


(1) This represents an allocation of all plant and property jointly used by the electric and gas departments. Under a divestiture, all common property would go with the electric company.

(2) In addition, there would be additional O&M and depreciation expenses added back to the electric operations. We have made the following adjustment to Electric Net Operating Income:

                                                              UE/CIPS/CILCO
                                                              -------------
O&M & Depreciation expense on common plant
  originally allocated to gas plant                             $ 3,423

Less: Est. tax impact (40%) from the above expense              $ 1,369

Net reduction to Net Operating Income                           $ 2,054

                                                NEWGAS-UE/CIPS/CILCO EXHIBIT 8a


              CONSOLIDATION OF UE, CIPS & CILCO ELECTRIC RATE BASES
                          FOR THE YEAR ENDED 12/31/2001
                            (In Thousands of Dollars)


                                          UE's           CIPS'           CILCO's         Existing
                                        Electric        Electric        Electric       UE/CIPS/CILCO
                                        Company         Company          Company         Electric
                                     at 12/31/2001   at 12/31/2001    at 12/31/2001    Consolidated
                                     -------------   -------------    -------------    ------------
Electric Plant In Service              $9,106,024      $1,206,218      $ 1,338,694     $ 11,650,936

Reserve For Depreciation               $3,947,271      $  555,586      $   735,229     $  5,238,086
                                       ----------      ----------      -----------     ------------

Net Plant                              $5,158,753      $  650,632      $   603,465     $  6,412,850

Fuel and Materials & Supplies          $  176,509      $    7,922      $    30,371     $    214,802

Prepayments                            $   10,442      $    1,148      $    10,331     $     21,921

Customer Advances                      $  (10,254)     $     (636)     $    (4,699)    $    (15,589)

Accumulated Deferred Income Taxes      $ (853,536)     $ (286,159)     $   (79,873)    $ (1,219,568)
                                       ----------      ----------      -----------     ------------

                                       $4,481,914      $  372,907      $   559,595     $  5,414,416
                                       ==========      ==========      ===========     ============